Exhibit 3.45

State of Delaware Secretary of State Division of Corporations Delivered 05:34 PM 04/24/2014 FILED 05:28 PM 04/24/2014 SRV 140515767 – 5522400 FILE

CERTIFICATE OF FORMATION

OF

BELMONT BEHAVIORAL HOSPITAL, LLC

Pursuant to Section 18-201 of the Delaware Limited Liability Company Act (the “Act”), the undersigned, desiring to form a limited liability company, does hereby certify as follows:

1.	The name of the limited liability company is Belmont Behavioral Hospital, LLC (the “Company”).

2.	The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801. The name of the registered agent is The Corporation Trust Company.

3.	This Certificate of Formation shall be effective upon filing with the Delaware Secretary of State.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this 24th day of April, 2014.

Christopher L. Howard, Authorized Person